UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Thomas & Betts Corporation

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THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

March 13, 2009

Dear Shareholder:

You are invited to attend our 2009 Annual Meeting of Shareholders on Wednesday, May 6, 2009. The meeting will be held at 8:00 a.m., CDT, at TPC Southwind, 3325 Club at Southwind, Memphis, Tennessee. Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you to promptly vote and authorize your proxy instructions via the Internet, by telephone or by completing and mailing your proxy card in the envelope provided, if a proxy is being sent to you. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your confidence in Thomas & Betts.

Respectfully,

Dominic J. Pileggi
Chairman and
Chief Executive Officer

THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE & TIME	Wednesday, May 6, 2009 at 8:00 a.m., CDT.
PLACE	TPC Southwind, 3325 Club at Southwind, Memphis, Tennessee.
ITEMS OF BUSINESS	• Election of 10 directors;
• Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009; and
• Such other business as may properly come before the meeting or any adjournment or postponement.
RECORD DATE	Shareholders of record at the close of business on March 6, 2009, may vote at the meeting.
VOTING BY PROXY	The Board of Directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting. For information on submitting your proxy over the telephone, by Internet, or by mailing back the traditional proxy card if one is being sent to you (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided.
RECOMMENDATIONS	The Board of Directors unanimously recommends that you vote “FOR” each nominee for director and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting
To Be Held on May 6, 2009
The Proxy Statement and Annual Report to Shareholders are available at http://www.proxydocs.com/tnbc

Your vote is important.  Whether or not you expect to attend the meeting, please submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to this important matter.

By Order of the Board of Directors,

J.N. RAINES
Secretary

Memphis, Tennessee
March 13, 2009

PLEASE VOTE YOUR SHARES PROMPTLY.

THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

Proxy Statement

for the

2009 ANNUAL MEETING OF SHAREHOLDERS

Our Annual Meeting of Shareholders will be held at 8:00 a.m., CDT on May 6, 2009, at TPC Southwind, 3325 Club at Southwind, Memphis, Tennessee.

About this Proxy Statement

This proxy is solicited by the Board of Directors of Thomas & Betts Corporation for use at the 2009 Annual Meeting of Shareholders. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the proxy card. In connection with the solicitation of proxies by the Board of Directors, beginning on or about March 16, 2009, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) and post this proxy statement, proxy card, and our 2008 Annual Report on Form 10-K on the worldwide web at http://www.proxydocs.com/tnbc. The Notice contains instructions on how to access the website materials and vote online. We will mail this proxy statement, proxy card, and our 2008 Annual Report on Form 10-K to all persons who make a request after receiving the Notice or otherwise.

We will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson, Inc., to distribute material to beneficial owners of our common stock whose shares are held by brokers, banks, or other institutions and to assist in soliciting proxies, for a fee estimated at $7,500 plus expenses. In addition, our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or e-mail. We will reimburse brokers, banks and others who are record holders of our common stock for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

Information about Voting

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on the following proposals:

•	Election of 10 directors, comprising all members of our Board of Directors who will serve after the Annual Meeting;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009; and

•	Such other business as may properly come before the meeting or any adjournment or postponement.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is March 6, 2009. Only shareholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, we had 53,206,467 shares of common stock outstanding.

Shareholders of Record: Shares Registered in Your Name.  If on March 6, 2009 your shares were registered directly in your name with our transfer agent, Computershare, Ltd., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your proxy card: by telephone, on the Internet, or by requesting and mailing a paper proxy card to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker or Bank.  If on March 6, 2009 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may vote “FOR” all the nominees to the Board of Directors or you may withhold your vote for all nominees. Alternatively, you may vote “FOR” any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record:  Shares Registered in Your Name.  If you are a shareholder of record, there are four methods by which you may vote at the Annual Meeting:

•	Telephone: To vote by telephone, follow the instructions printed on the Notice or the proxy card sent to you pursuant to your request. If you submit your voting instructions by telephone, you do not have to mail in a proxy card.

•	Internet: To vote by Internet, follow the instructions printed on the Notice sent to you or on the proxy card sent to you pursuant to your request. If you vote on the Internet, you do not have to mail in a proxy card.

•	Mail: To vote by mail, complete, sign and date a proxy card, sent to you pursuant to your request, and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	In Person: To vote in person, attend the Annual Meeting. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. We encourage you to vote by telephone or the Internet, both of which are convenient, cost-effective, and reliable alternatives to returning a proxy card by mail. Please choose only one method to cast your vote by proxy.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank.  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the Notice of the proxy and voting instructions from that organization rather than from Thomas & Betts. You may vote by telephone or over the Internet as instructed by your broker or bank. Alternatively, you may request a paper copy of the proxy materials. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the Notice, or contact your broker or bank to request a proxy form.

Can I change my vote after I submit my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to the Inspector of Election, Computershare Ltd., 525 Washington Blvd., 3rd Fl., Suite 4694, Jersey City, New Jersey 07310; or

•	You may attend the Annual Meeting and you must notify the election officials that you wish to revoke your proxy to vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How will my vote be counted?

Votes will be counted by the Inspector of Election appointed for the meeting, who will separately count “FOR” and withheld votes, with respect to the election of directors. With respect to proposals other than the election of directors, “FOR” and “AGAINST” votes, abstentions and broker non-votes will be counted separately. Abstentions for each proposal (other than the election of directors and such other proposals as may be designated by the Board) will be counted towards the vote total and will have the same effect as “AGAINST” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to complete an electronic proxy card or obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority or instructions to vote certain shares on a particular matter, then those shares will be treated as broker non-votes. Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum.

The votes will be tabulated and certified by our transfer agent, Computershare Ltd. A representative of Computershare Ltd. will serve as the Inspector of Election.

How many shares must be present to constitute a quorum for the meeting?

Holders of a majority of the shares of the Company’s outstanding common stock must be present in person or by proxy in order for a quorum to be present. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented. Any business that could have been transacted at the meeting as originally scheduled can be conducted at the rescheduled meeting.

How many votes are needed to approve each proposal?

•	For the election of directors, the ten nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

•	To be approved, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, must receive “FOR” votes from the majority of shares present and entitled to vote either in person or by proxy.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2009.

How can I obtain the Company’s Annual Report on Form 10-K?

A shareholders’ letter and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which together constitute our 2008 Annual Report to Shareholders, is available on-line at www.proxydocs.com/tnbc and will be mailed along with the proxy statement if you request a printed copy. Our 2008 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

We will also mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as a copy of any exhibit specifically requested. Requests should be sent to: Thomas & Betts Corporation — Attn: Corporate Secretary, 8155 T&B Blvd., 4D-56, Memphis, TN 38125. A copy of our Annual Report on Form 10-K has also been filed with the Securities and Exchange Commission (“SEC”) and may be accessed from the SEC’s homepage www.sec.gov.

How many copies should I receive if I share an address with another shareholder?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple shareholders who request a copy and share an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report upon your request, please notify your broker if your shares are held in a brokerage account or Thomas & Betts if you are a shareholder of record. You can notify us by sending a written request to Thomas & Betts Corporation — Attn: Corporate Secretary, 8155 T&B Blvd., 4D-56, Memphis, TN 38125, or calling (901) 252-8000. In addition, Thomas & Betts will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Who should I contact if I have any questions?

If you have any questions about the Annual Meeting, the proxy materials or your ownership of our common stock, please contact our Secretary at Thomas & Betts Corporation — Attn: Corporate Secretary, Thomas & Betts Corporation, 8155 T&B Blvd., 4D-56, Memphis, TN 38125, or by calling (901) 252-8000.

THOMAS & BETTS STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership

The following table shows beneficial ownership of our common stock as of March 6, 2009, by each director, the Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated named executive officers who were serving as executive officers at the end of 2008, and all directors and executive officers as a group. Except as otherwise stated in the footnotes, each of the individuals named exercises sole voting and investment power over his or her shares.

	Beneficial Ownership as of March 6, 2009
		Stock Options exercisable
	Common	within 60 days of	Restricted	Total	Percentage
Name	Stock	March 6, 2009	Stock	Shares	(%)

Jeananne K. Hauswald	2,323	7,762	6,505	16,590	*
Dean Jernigan	4,000 †	1,549	4,002	9,551	*
Ronald B. Kalich, Sr.	5,669	23,562	12,405	41,636	*
Kenneth R. Masterson	5,669	23,562	6,107	35,338	*
Jean-Paul Richard	8,669	23,562	5,471	37,702	*
Rufus H. Rivers**	2,210	—	1,210	3,420	*
Kevin L. Roberg	—	—	1,431	1,431	*
David D. Stevens	7,169	6,962	1,581	15,712	*
William H. Waltrip	5,869	23,562	8,307	37,738	*
Dominic J. Pileggi	72,285	304,991	100,252	477,528	*
Kenneth W. Fluke	27,974	53,272	28,971	110,217	*
Imad Hajj	23,255	57,498	15,455	96,208	*
J.N. Raines	32,368	42,335	14,643	89,346	*
Stanley P. Locke	9,420	18,374	10,222	38,016	*

All directors and executive officers as a group (15 persons)***				1,019,107	1.9%

*	Less than 1%.

**	Mr. Rivers joined the Board in June 2008.

***	Represents 9 nonemployee directors and 6 executive officers.

†	Pledged as security.

The Common Stock column represents shares that are owned directly or jointly with family members. The Stock Options column represents shares that may be purchased through the exercise of stock options within 60 days of March 6, 2009. Restricted Stock is beneficially owned by the named individual and may be voted, but not transferred because of restrictions as of the record date.

In 2008, Messrs. Hajj and Locke reallocated their investments in their Company 401(k) accounts into the Company stock fund, an investment option within the Company 401(k) plan. An investment in the Company stock fund is reported in units which represent a fractional share of Company stock and a cash investment. As of December 31, 2008, Mr. Hajj’s and Mr. Locke’s 401(k) accounts held 65,101 units and 12,808 units, respectively, in the Company stock fund. Vanguard, Plan Trustee, has provided a conversion factor of .325 to estimate the number of shares represented by a unit in the Company stock fund. Accordingly, the Common Stock reported for Messrs. Hajj and Locke reflects 21,157 and 4,162 shares respectively held in the Company stock fund.

Directors formerly deferred fees pursuant to the Deferred Fee Plan for Nonemployee Directors which was terminated in 2004. Until May 2008, Directors could elect to defer fees under the Nonemployee Directors Equity Compensation Plan. Directors may now defer fees pursuant to the Thomas & Betts Corporation 2008 Stock Incentive Plan. The stock credits, each of which represents a share of our common stock, have no voting rights and may be distributed in cash or stock, as determined by the Nominating and Governance Committee after a director’s retirement. The Deferred Fee Plan, however, provides that distributions will be made in stock. The stock credits for deferrals under the Deferred Fee Plan which will be distributed as stock are reflected on the security ownership table as restricted shares. The following table shows stock credits attributed to each director’s fee deferrals through March 6, 2009. With the exception of all stock credits for Mr. Rivers and 1,645 stock credits for Mr. Richard representing deferrals since 2004, the following stock credits are reported in the restricted stock column in the preceding table.

Number of
Name	Stock Credits

Jeananne K. Hauswald	2,590
Dean Jernigan	1,288
Ronald B. Kalich, Sr.	9,374
Kenneth R. Masterson	2,426
Jean-Paul Richard	3,685
Rufus H. Rivers*	661
Kevin L. Roberg*	—
David D. Stevens*	—
William H. Waltrip	4,076

*	Messrs. Rivers, Roberg and Stevens joined the Board in 2008, 2007 and 2004, respectively. They were not eligible to participate in the Deferred Fee Plan for Nonemployee Directors which was terminated in 2004. Neither Mr. Roberg nor Mr. Stevens has elected to defer fees under the current plan. Mr. Rivers has elected to defer 50% of his fees for service as a director.

Beneficial Owners of More Than 5% of Common Stock

	Beneficial Ownership
Name	Shares	Percent(%)

Wells Fargo & Company(1) 420 Montgomery Street San Francisco, CA. 94163	6,162,828	11.0%
Janus Capital Management(2) 151 Detroit Street Denver, Co 80206	4,894,113	8.8%
GAMCO Investors, Inc.(3) One Corporate Center Rye, New York 10580	4,028,423	7.6%
Sasco Capital Inc.(4) 10 Sasco Hill Rd. Fairfield, CT 06824	3,582,350	6.4%
Vanguard Horizon Funds-	3,311,000	5.9%
Vanguard Capital Opportunity Fund(5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	Wells Fargo & Company, a parent holding company, claims sole voting power as to 3,673,258 shares; sole dispositive power as to 6,102,835 shares and shared dispositive power as to 22,358 shares. Information regarding Wells Fargo & Company is from the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2009.

(2)	Janus Capital Management LLC, a parent holding company, claims shared voting power as to 4,894,113 shares and shared dispositive power as to 4,894,113 shares. Information regarding Janus Capital Management LLC is from the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009.

(3)	GAMCO Investors, Inc., a parent holding company, disclaims dispositive power and voting power as to all shares. Gabelli Funds, LLC, a registered investment advisor and a subsidiary of GAMCO Investors, Inc., has sole voting and dispositive power as to 1,307,000 shares. GAMCO Asset Management Inc., a registered investment advisor and a subsidiary of GAMCO Investors, Inc., has sole voting power as to 2,609,723 shares and sole dispositive power as to 2,721,423 shares. Information regarding GAMCO Investors, Inc., is from Schedule 13F-HR/A filed with the Securities and Exchange Commission on February 13, 2009.

(4)	Sasco Capital Inc., an investment adviser, claims sole voting power as to 1,530,150 shares and sole dispositive power as to 3,582,350 shares. Information regarding Sasco Capital Inc. is from the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009.

(5)	Vanguard Horizon Funds — Vanguard Capital Opportunity Fund has sole voting power for all shares. The Vanguard Capital Opportunity Fund is an investment option offered in the Company’s 401(k) plan. Information regarding Vanguard Horizon Funds — Vanguard Capital Opportunity Funds is from the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

On the basis of our review of reports and representations submitted by the directors and executive officers of the Company, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed in 2008 with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE, CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

Board of Directors

What does the Board of Directors do?

Our Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company, except for those matters reserved to the shareholders. The Board of Directors establishes broad corporate policy, oversees the performance of our management, and gives guidance to the Company. It selects the senior management team, which is charged with the conduct of the Company’s business.

How are our directors compensated?

Cash Retainer and Fees.  Our nonemployee directors earn an annual retainer, as well as fees for serving as a committee chairman, attending board or committee meetings (whether in person or by telephone) and serving as the Lead Director. No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Employee directors do not receive any fees for serving as a director or as a member of any committee. The following are nonemployee director fees for the 2008-2009 year.

Annual Retainer	$40,000
Nominating and Governance Committee Chairman Annual Retainer	$5,000
Audit and Compensation Committee Chairman Annual Retainer	$10,000
Board Meeting Fee	$2,000
Committee Meeting Fee	$1,500
Lead Director Fee	$20,000

Equity Compensation.  Pursuant to the Thomas & Betts Corporation 2008 Stock Incentive Plan, in May 2008, the nonemployee directors, elected at the May 2008 Shareholders meeting, received a restricted stock award with a one year restriction and a grant date value of $49,999. In May 2008, the nonemployee directors, elected in May 2008, also received an out-right stock award with a fair value of $49,999. No stock options were granted to nonemployee directors for calendar year 2008. Mr. Rivers was elected to the Board in June 2008 at which time he received a restricted stock award with a one year restriction and a grant date value of $49,985, based on the closing price of the stock on that date, in addition to an out-right stock award with a fair value of $49,985.

Director Compensation Table

The following table shows the compensation of each of our nonemployee directors for 2008:

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned		Restricted	Non-Equity	Deferred
	or Paid	Stock	Stock	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Ernest H. Drew*	20,956	—	16,651	—	—	—	37,607
Jeananne K. Hauswald	67,500	49,999	49,984	—	—	690	168,173
Dean Jernigan	69,000	49,999	49,984	—	—	1,000	169,983
Ronald B. Kalich, Sr.	69,755	49,999	49,984	—	—	—	169,738
Kenneth R. Masterson	92,500	49,999	49,984	—	—	—	192,483
Jean-Paul Richard	69,000	49,999	49,984	—	—	—	168,983
Rufus H. Rivers **	38,577	49,985	29,158	—	—	—	117,720
Kevin L. Roberg	67,500	49,999	49,984	—	—	—	167,483
David D. Stevens	83,000	49,999	49,984	—	—	—	182,983
William H. Waltrip	60,000	49,999	49,984	—	—	—	159,983

*	Dr. Drew did not stand for reelection at our May 2008 Annual Meeting.

**	Mr. Rivers has elected to defer 50% of his non-equity compensation. The amounts reported are his gross compensation prior to reduction for the deferral.

Note: For assumptions made in valuing and recognizing compensation expense for share-based awards and stock options, see Note 13 in the Notes to Consolidated Financial Statements in our 2008 Form 10-K beginning on page 72.

All retainers and the Lead Director fee are paid on a quarterly basis at the beginning of each calendar quarter. All other cash director fees are paid as incurred. Deferred fee distributions are paid in stock for whole shares and cash for fractional shares in a lump sum following termination of service as a director unless the Nominating and Governance Committee determines to make such distribution in cash. The compensation expense for the restricted stock awards shown in the above table differs from the grant date values of restricted stock awards granted in 2008 because the values shown constitute the dollar amount recognized for financial reporting purposes in 2008 in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R.

How many meetings did the Board of Directors have last year?

In 2008, the Board of Directors met seven times. All directors attended at least 94% of the meetings of the Board of Directors and committees of which they were members.

Does the Board of Directors have executive sessions with the independent directors?

The Board of Directors holds an executive session of independent directors at the end of regularly scheduled meetings as needed, but at least once a year. During these sessions, members of management, including the Chief Executive Officer, are not present. Kenneth R. Masterson, as Lead Director, presides over these executive sessions.

Does the Board of Directors have an independent director serving as Lead Director?

The Company’s Board of Directors considers it appropriate to designate an Independent Director to serve as the Lead Director during such periods as it elects a non-independent Chairman of the Board of Directors. Kenneth R. Masterson, one of our independent directors, serves as our Lead Director. The Lead Director provides a source of Board leadership complementary to the non-independent Chairman of the Board of Directors. The Lead Director has the following roles and responsibilities:

•	to facilitate regular meetings of our non-management directors (without management present) and to set the agenda and establish the frequency of these meetings;

•	to collaborate with the Chairman of the Board on the agenda for Board meetings;

•	to identify and develop with the Chairman of the Nominating and Governance Committee, the Board’s compositional needs, and criteria for Director candidates; and

•	to discuss the results of the Chief Executive Officer’s performance evaluation with the Chairman of the Compensation Committee and, together with the Compensation Committee Chairman, deliver the results of the evaluation to the Chief Executive Officer.

Anyone wishing to communicate with the Lead Director may do so by writing to: Lead Director c/o Corporate Secretary, Thomas & Betts Corporation, 8155 T&B Blvd., 4D-56, Memphis, TN 38125.

Where can I find a copy of Thomas & Betts’ Code of Conduct?

A copy of our Code of Conduct may be found at the Investors section of our website at www.tnb.com under Corporate Governance. We will post any amendment or waivers to the Code of Conduct that are required to be publicly disclosed on our website at the Investors section. We will also send a print copy of our Code of Conduct to any shareholder upon request directed to the Secretary.

Do Members of the Board of Directors attend the Annual Meeting of Shareholders?

We encourage, but do not require, our directors to attend annual meetings of shareholders. Eight of the nine members of the Board of Directors attended the 2008 Annual Meeting.

What committees does the Board of Directors have?

The Board of Directors has appointed the following committees: Audit, Nominating and Governance, and Compensation.

PROPOSAL NO. 1 — Election of Directors

Ten directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2010. The ten directors will constitute our entire Board of Directors after the 2009 Annual Meeting. Mr. Rivers was elected by the Board at the June 3, 2008 meeting. The other nominees named below were elected directors at the 2008 Annual Meeting. Each nominee has consented to serve as a director if elected. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who will be designated by the Board of Directors or, if no substitute nominee is named, the number of directorships will be reduced accordingly. Directors are elected by a plurality of the votes cast. The Board of Directors unanimously recommends that you vote “FOR” each of the persons nominated for Director.

The nominees are:

Jeananne K. Hauswald, 64
Director since 1993

     Ms. Hauswald has been Managing Director of Solo Management Group, LLC since retiring from the Seagram Company Ltd, in 1998. While at Seagram from 1987-1998, she held various positions including Vice President and Treasurer and Vice President of Human Resources. She is also a Director of Constellation Brands, Inc.

Dean Jernigan, 63
Director since 1999

     Mr. Jernigan has been the Chief Executive Officer of U-Store-It Trust since April 2006. From April 2006 to November 2008, he also held the title of President of U-Store-It Trust. He was President of Jernigan Property Group from 2004 to 2006, and has been a private investor since 2002. Prior to that time, he was Chairman of the Board, President and Chief Executive Officer of Storage USA, Inc., from 1984 to 2002.

Ronald B. Kalich, Sr, 61
Director since 1998

     Mr. Kalich served as President and Chief Executive Officer of FastenTech, Inc. from 2000 to 2007. He was President and Chief Executive Officer of National-Standard Company from 1999 to 2000 and President and Chief Executive Officer of Getz Bros. & Co., Inc. from 1994 to 1999. He is also a Director of H-E Parts International and Chairman and Director of Arizant, Inc.

Kenneth R. Masterson, 65
Director since 1995

     Mr. Masterson has been our Lead Director since January 2006 and is the former Executive Vice President, General Counsel and Secretary of FedEx Corporation (transportation services) from 1998 to 2005. At Federal Express Corporation (express delivery services), he served as Executive Vice President, General Counsel and Secretary from 1996 to 1998 and Senior Vice President and General Counsel from 1980 to 1996.

Dominic J. Pileggi, 57
Director since 2004

     Mr. Pileggi has been our Chairman of the Board since January 2006 and Chief Executive Officer since January 2004. He was Chief Operating Officer from 2003 to 2004. Previously, he was Group President-Electrical from 2000 to 2003, and Senior Vice President of Thomas & Betts Corporation from 2000 to 2002. He was President of EMS Division of Viasystems, Inc. from 1998 to 2000. Prior to 2000, he held various executive positions with the Company from 1979 to 1994. He is also a Director of The Lubrizol Corporation.

Jean-Paul Richard, 66
Director since 1996

     Mr. Richard has been Chairman and Chief Executive Officer of H-E Parts International Inc. since 2005. He served as Chairman and Chief Executive Officer of ProMach, Inc. from 1998 to 2004. He also served as President and Chief Executive Officer of AGCO Corporation from 1996 to 1997. Since 2005, Mr. Richard has also served as a Director of Emmaus House, a not-for-profit organization dedicated to fighting urban poverty.

Rufus H. Rivers, 44
Director since 2008

     Mr. Rivers is Managing Director of RLJ Equity Partners, LLC. Prior to joining RLJ, he was co-founder and managing director of Carlyle Mezzanine Partners, L.P. from 2003 to 2006. He has held executive positions with TCW/Crescent Mezzanine LLC, Heller Financial, Inc. and the First National Bank of Chicago.

Kevin L. Roberg, 57
Director since 2007

     Mr. Roberg was Chairman, Chief Executive Officer and President of ProStaff, Inc. from 2007 to 2008. He has been a Principal of Kelsey Capital Management (a private investment firm with special emphasis in health care) since 1998. He has been a General Partner of Delphi Ventures (a health care venture capital firm) since 1999. In 1995, he was Chief Executive Officer and President of Medintell Systems Corporation (which was acquired by ValueRx). From 1995 to 1998, he was Chief Executive Officer and President of ValueRx. He holds Directorships with Universal Hospital Services and various private companies.

David D. Stevens, 55
Director since 2004

     Mr. Stevens has been a private investor since August 2006. Prior to that time, he was Chief Executive Officer of Accredo Health Group, Inc. (a subsidiary of Medco Health Solutions, Inc.) from 2005 to August 2006; Chairman and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005; and, President and Chief Operating Officer of Southern Health Systems, Inc. from 1983 to 1996. He holds Directorships with Medco Health Solutions, Inc. and Wright Medical Group, Inc.

William H. Waltrip, 71
Director since 1983

     Mr. Waltrip has been a private investor since 2003. Previously, he was Chairman of the Board of Technology Solutions Company from 1993 to 2003. He is also a Director of Theravance, Inc. and Charles River Laboratories. He formerly served on the Board of Bausch & Lomb Incorporated.

Audit Committee

Who are the members of the Audit Committee?

David D. Stevens (Chairman), Dean Jernigan, Jean-Paul Richard, Rufus H. Rivers and Kevin L. Roberg are the members of the Audit Committee.

How many meetings did the Audit Committee hold in 2008?

The Committee met ten times in 2008.

Does the Audit Committee have independent members?

The Committee is comprised of five members of the Board of Directors, each of whom meet the independence, experience and other requirements of the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934, and our Governance Guidelines. Each member is financially literate as determined by the Board of Directors in its business judgment and at least one member has accounting or related financial management expertise as determined by the Board of Directors in its business judgment. The Board of Directors has determined that Jean-Paul Richard qualifies as an Audit Committee Financial Expert.

What are the duties and responsibilities of the Audit Committee?

The Committee has the following duties and responsibilities as stated in its charter:

•	Appointing, replacing and determining the compensation for and oversight of the work of the independent registered public accounting firm.

•	Assuring the independence of the independent registered public accounting firm.

•	Approving the scope of work for all services provided by the independent registered public accounting firm.

•	Reviewing and discussing with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosures in the Forms 10-Q and 10-K.

•	Reviewing with the independent registered public accounting firm the Company’s critical accounting policies and practices, alternative treatments for material items under generally accepted accounting principles, and other material written communications between the independent registered public accounting firm and management.

•	Discussing with management and the independent registered public accounting firm the scope of and plan for the annual audit, major issues regarding accounting principles and financial statement presentation and analyses prepared by management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments in connection with the preparation of the Company’s financial statements.

•	Providing a report for the annual Proxy Statement stating whether the committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	Reviewing press releases containing quarterly or annual earnings announcements.

•	Discussing with management major financial risk exposures and policies with respect to risk management and assessment.

•	Reviewing our internal audit plan, and the responsibilities, budget and staffing of our internal audit function.

•	Reviewing with the Chief Executive Officer and Chief Financial Officer their reports regarding their evaluation of the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting.

•	Establishing procedures for the receipt, retention and treatment of confidential complaints regarding accounting, internal accounting controls or auditing matters.

Nominating and Governance Committee

Who are the members of the Nominating and Governance Committee?

Kenneth R. Masterson (Chairman), Jeananne K. Hauswald, David D. Stevens and William H. Waltrip are the members of the Nominating and Governance Committee.

How many meetings did the Nominating and Governance Committee have in 2008?

The Committee met four times in 2008.

Does the Nominating and Governance Committee have independent members?

The Committee is comprised of four directors, each of whom is an independent director as set forth in our Governance Guidelines and under the listing standards of the New York Stock Exchange and meets the requirements of a “nonemployee director” under Section 16 of the Securities Exchange Act of 1934.

What are the duties and responsibilities of the Nominating and Governance Committee?

The Committee has the following duties and responsibilities as stated in its charter:

•	Identifying individuals who are qualified to become members of the Board of Directors, consistent with the criteria approved by the Board of Directors.

•	Considering recommendations by non-member directors, shareholders, management and employees for candidates for nomination and re-nomination as directors in accordance with guidelines developed by the Committee.

•	Recommending to the Board of Directors a slate of nominees to be proposed for election to the Board of Directors by shareholders at annual meetings.

•	Recommending individuals to fill any vacancies created on the Board of Directors.

•	Reviewing the orientation and continuing education programs for the directors.

•	Making recommendations to the Board of Directors regarding the size and composition of the Board of Directors, the particular qualifications and experience that might be sought in Board nominees, and assessing whether the qualifications and experience of candidates for nomination and re-nomination to the Board meet the then current needs of the Board of Directors.

•	Reviewing and making recommendations to the Board of Directors regarding the composition, duties and responsibilities of various committees of the Board of Directors.

•	Overseeing the annual evaluation of the Board of Directors and of management of the Company.

•	Reviewing and recommending the compensation of non-employee members of the Board of Directors.

•	Developing, reviewing and evaluating the Company’s governance policies and practices, including its governance guidelines and recommending to the Board of Directors any proposed changes to such governance policies, practices and guidelines.

•	Reviewing the Company’s stock ownership guidelines for directors and management.

•	Performing an annual performance evaluation of the Committee.

What qualifications do the Nominating and Governance Committee consider when determining nominees to serve on our Board of Directors?

The Committee considers the following qualifications to be important in determining whether a person should be nominated to serve on our Board of Directors:

•	Independence of the prospective nominee.

•	Expertise in the areas of marketing, manufacturing operations, finance, technology, legal or human resources.

•	Prior experience as an executive officer of a publicly-traded company.

•	Understanding of international business.

The Committee will evaluate candidates for nomination without regard to whether such person was recommended by a shareholder, a member of the Committee or another director.

Does the Nominating and Governance Committee have a policy regarding consideration of director candidates recommended by shareholders?

The Committee will consider nominating director candidates recommended by a shareholder, consistent with the criteria for nomination and service approved by the Board of Directors. Any shareholder who desires to submit a candidate for nomination to our Board of Directors should do so pursuant to our Procedure for Nominations of Directors and Other Business for Presentation at the Annual Meeting described later in this proxy statement.

Compensation Committee

Who are the members of the Compensation Committee?

Ronald B. Kalich, Sr. (Chairman), Jeananne K. Hauswald, and Kenneth R. Masterson are the members of the Compensation Committee.

How many meetings did the Compensation Committee have in 2008?

The Committee met five times in 2008.

Does the Compensation Committee have independent members?

Each of the members of the Committee meets the independence requirements of the NYSE listing standards and our Governance Guidelines, the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934.

What are the duties and responsibilities of the Compensation Committee?

The Committee has the following duties and responsibilities as stated in its charter:

•	Reviewing and approving no less frequently than annually, our compensation philosophy for the Chief Executive Officer and other key management.

•	Reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluating his/her performance in light of those goals and objectives, and setting his/her compensation based on this evaluation.

•	Approving and reporting to the Board of Directors the annual compensation (including base salary, incentive compensation and long-term, equity-based compensation) of the Company’s non-CEO Executive Officers.

•	Establishing direct and indirect benefits for the Chief Executive Officer and key management, which are in addition to any benefits under the Company’s broad based benefit plans.

•	Reviewing and approving policies with respect to key management perquisites.

•	Making recommendations to the Board of Directors (and shareholders as required by law or the NYSE listing standards) with respect to the establishment and terms of incentive compensation plans and equity-based plans and administering such plans, including reviewing and approving any awards to be granted to management under any plan implemented by us.

•	Reviewing and approving any employment and severance arrangements and benefits of the Chief Executive Officer and key management in light of practices at comparable companies and any benefits received in connection with such arrangements.

•	Reviewing on a periodic basis the operation of our compensation program to evaluate its effectiveness and recommending to the Board of Directors steps to modify compensation programs as may be deemed appropriate to help ensure that benefits or payments are reasonably related or are proportionate to the benefits received by, or performance of, the Company.

•	Reviewing any key management development and succession plans to determine that specific steps are taken to assure the future availability of key management.

•	Reviewing with management the Compensation Discussion and Analysis contained in our annual proxy statement.

•	Producing an annual report on executive compensation for inclusion in our annual proxy statement in accordance with applicable law.

Where can I get a copy of the charters for the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, or a copy of your Governance Guidelines?

Copies of the charters of our Board of Directors’ committees as well as our Governance Guidelines are available at the Investors section of our website, www.tnb.com. We will also send a print copy of any charter or the Governance Guidelines to any shareholder upon request directed to the Secretary.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2008, the Compensation Committee consisted of Ronald B. Kalich, Sr., as Chairman, Jeananne K. Hauswald, and Kenneth R. Masterson. None of the current members of the Committee is or was an officer or employee of the Company. During 2008, none of our executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on our Board of Directors or Compensation Committee.

Independence of Directors

Does the Board of Directors have independent directors?

No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The guidelines for director independence are available in our Corporate Governance Guidelines. Under our guidelines, a director is not independent under the following situations:

•	a director who is an employee, or whose family member is an executive officer, of Thomas & Betts until three years after the end of such employment;

•	a director (or immediate family member) who receives more than $120,000 per year in direct compensation from the Company, other than director and committee fees, or pension and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), until three years after he or she ceases to receive more than $120,000 per year in such compensation;

•	a director (or immediate family member) who is affiliated with or employed by a present or former internal or external independent registered public accounting firm of Thomas & Betts until three years after the end of the affiliation or the employment or auditing relationship;

•	a director (or immediate family member) who is employed as an executive officer of another company where any of Thomas & Betts’ present executives serve on the company’s compensation committee until three years after the end of such service or the employment relationship; and

•	a director (or immediate family member) who is an executive officer or an employee of a company that makes payments to, or receives payments from, Thomas & Betts for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, until three years after falling below such threshold.

In determining director independence the Board considered all of our transactions in which a director or director’s family member was a direct or indirect party. Mr. Stevens is a director of Le Bonheur Children’s Medical Center Foundation, a non-profit organization to which we have made a donation pledge of $100,000 payable in annual $20,000 installments beginning in 2007. The Board does not consider his relationship to the foundation to violate his independence under our guidelines.

All of the directors, with the exception of Mr. Pileggi, have been determined by the Board of Directors to be independent directors pursuant to the standards set forth in the listing requirements of the New York Stock Exchange and our Governance Guidelines.

Certain Relationships and Related Transactions

Related party transactions may present potential for actual conflicts of interest and can create the impression that our decisions are based on factors other than the best interests of the Company and its shareholders.

The Nominating and Governance Committee of our Board of Directors reviews the independence of our directors. In preparation of this proxy statement, the Committee makes certain inquiries of our directors, director nominees, and executive officers and reviews all transactional relationships in order to disclose any potential related party transactions. These inquiries include the completion of director and officer questionnaires and evaluation of director independence.

There were no “related party” transactions arising during 2008 requiring disclosure under applicable NYSE listing standards, SEC rules and regulations or our policy and procedures. We have, however, entered into indemnity agreements with each of our current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our charter and bylaws and to provide additional procedural protections.

Annual Report on Form 10-K

A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the SEC is provided at www.proxydocs.com/tnbc and will be included as part of the package that will be sent to you with a copy of this Proxy Statement upon your request. It is also available on our website at www.tnb.com.

Incorporation By Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, then the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement or any other filing that we make with the SEC.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Audit Committee Report

The charter of the Audit Committee provides that the Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the independent auditor’s qualifications, compensation and independence, and, the performance of the Company’s internal audit function. The Committee has established approval-in-advance procedures and reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Such approval is detailed as to the particular service or category of service and is generally subject to a specific budget.

The Committee reviewed and discussed with management the audited consolidated financial statements for Thomas & Betts Corporation’s year ended December 31, 2008. The Committee also discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with representatives of KPMG LLP the independence of KPMG LLP.

Based on its review and discussions with KPMG LLP and management, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K.

This Section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

David D. Stevens, Chairman
Dean Jernigan
J.P. Richard
Rufus H. Rivers
Kevin L. Roberg

PROPOSAL NO. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Our independent registered public accounting firm for fiscal year 2008 was KPMG LLP. The Audit Committee has appointed, pending shareholder ratification, this firm to audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2009 and until the 2010 Annual Meeting. KPMG LLP has been our independent registered public accounting firm since 1969, and has no financial interest, direct or indirect, in Thomas & Betts or any of its subsidiaries.

Representatives of KPMG LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

During the past two years, the aggregate fees for professional services rendered by KPMG LLP were as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007
	(in thousands)	(in thousands)

Audit Fees	$2,830	$3,181
Audit Related Fees	236	165
Tax Fees	436	474
All Other Fees	—	—

Total Fees	$3,502	$3,820

Audit Fees include the aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements and internal control over financial reporting and review of quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit Related Fees include the aggregate fees billed for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included in Audit Fees. These services consisted of audits of benefit plans, environmental compliance letters and acquisition due diligence procedures.

Tax Fees include aggregate fees billed for professional services rendered by KPMG LLP for tax compliance and consultation. The nature of these services was assistance with international income tax compliance and tax audits.

All of the services described above were approved by the Committee.

Ratification of the appointment of KPMG LLP will require that the number of votes cast in favor of this proposal exceed the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote. However, the Committee is not bound by a vote either for or against KPMG LLP, but will consider a vote against the independent registered public accounting firm by the shareholders in selecting the independent registered public accounting firm in the future.

The Board of Directors unanimously recommends that you vote “FOR” Proposal No. 2.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed all components of the named executive officers’ compensation. In the course of its review, the Committee considered data, information and survey results provided by consultants, outside counsel and management. Based on this review, the Committee finds the named executive officers’ total compensation and, in the case of the severance and change-in-control scenarios, the potential payouts, in the aggregate, to be reasonable and not excessive.

Additionally, the Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald B. Kalich, Sr., Chairman
Jeananne K. Hauswald
Kenneth R. Masterson

Compensation Discussion & Analysis

Introduction

Thomas & Betts Corporation is a leading designer and manufacturer of electrical components used in industrial, construction, retail, utility and communications markets. We are also a leading producer of highly engineered steel structures, used primarily for utility transmission, and commercial heating units.

In recent years, the Company has realized strong earnings growth and cash flow generation. Our ability to continue this performance is dependent in part on attracting and retaining key management. Our compensation philosophy, as discussed below, is designed to align the financial interests of our management team with those of our shareholders and motivate the team to accomplish our strategic goals.

Oversight

The Compensation Committee of the Board of Directors (the “Committee”) discharges the Board’s responsibilities relating to the compensation of our Company’s Chief Executive Officer (“CEO”), and other named executive officers listed in the Summary Compensation Table (collectively, the “Executive Officers”). The Committee approves all policies, plans, and programs under which compensation is paid or awarded to the Executive Officers.

The Committee identifies, quantifies, and approves performance goals for the Executive Officers, and annually reviews the collective and individual performance of these top executives. The Committee uses performance measurements in awarding compensation and in setting new performance goals for the future. It reviews compensation actions relating to the Executive Officers, and oversees and evaluates the effectiveness of our executive compensation policies and programs in hiring, motivating, and retaining other key employees.

In 2008, the Committee retained the services of independent compensation advisory firm Towers Perrin to assist with the review and evaluation of our compensation policies and to propose new compensation arrangements. Each year, compensation survey data from Hewitt Associates, LLC and Towers Perrin is provided to the Committee. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with our Company’s objectives. The Committee is also supported in its work by the Company’s management team. The Committee periodically meets in executive session, without any management, consultants, or employees present.

Executive Compensation Philosophy and Policies

Our primary compensation philosophy is (i) to develop a compensation package that attracts highly qualified executives to work for our Company; (ii) to balance annual performance with incentives to achieve long term success; and (iii) to encourage executives who deliver strong performance to remain with our Company and to continue that level of performance. Under the supervision of the Compensation Committee, our Company has developed and implemented compensation policies, plans, and programs that are designed to closely align the financial interests of our executives with those of our shareholders in order to enhance the long-term growth and profitability of our Company, and therefore the creation of long-term shareholder value. Our compensation programs provide a mix of cash and equity-based compensation to achieve these goals, all of which are discussed in more detail below.

We strive to ensure that executive compensation relates to the measures of our Company’s financial performance that are important to investors. We believe that the quality and dedication of our executive officers is a critical factor affecting the long-term value of our Company. As in prior years, in 2008 we ultimately based our determinations regarding executive compensation on our assessment of each executive officer’s leadership, contribution to the Company’s overall performance and potential to enhance productivity, growth and long-term shareholder value.

The Committee relies upon its collective, considered judgment, together with advice from its independent consultants and other advisors, and not upon rigid guidelines, formulas, or short-term changes in our stock price in determining the amount and mix of compensation elements for the executive officers.

Key factors affecting our judgments include the following:

•	the nature and scope of each named executive’s responsibilities and performance;

•	subjective assessment of each named executive’s effectiveness in leading our initiatives to enhance customer value, productivity, and growth;

•	each named executive’s contributions to the Company’s financial results;

•	each named executive’s success in creating a culture of integrity and compliance with applicable law and our Company’s ethics policies; and

•	each named executive’s existing current salary, bonus target and other compensation awards.

Our evaluation of each named executive involves an analysis of the overall business performance, the scope of each individual executive’s responsibility, and the executive’s performance. Overall business performance outcomes are primarily measured by our profitability and the management of our assets. As a group, approximately 76% of the Executive Officers’ 2008 unadjusted compensation target is derived from annual incentive compensation and long-term incentive compensation elements which are directly associated with overall business performance as described below. Approximately 24% is derived from the base salary compensation element which is directly associated with the evaluation of individual performance. The CEO provides input and makes recommendations regarding the compensation of the other executive officers. The nature and scope of each named executive’s duties determines their salary grade which contains a salary midpoint and range within which individual performance sets their salary. The other elements of executive compensation described below are designed to attract and retain executives and are not directly associated with overall business or individual performance.

	2008 Compensation Targets for Named Executive Officers
				Total		Management
		Target		Target	Salary	Incentive and
		Management	Equity	Direct	Percentage	Equity Percentage
	Salary	Incentive	Awards	Compensation	of Target	of Target
Name and Principal Position	($)	($)	($)	($)	(%)	(%)

Dominic J. Pileggi	897,692	897,692	3,300,641	5,096,025	17.62	82.38
Chairman and Chief Executive Officer
Kenneth W. Fluke	428,608	300,026	933,743	1,662,377	25.78	74.22
Senior Vice President and Chief Financial Officer

Imad Hajj	360,312	216,187	488,071	1,064,570	33.85	66.15
Senior Vice President – Global Operations
J.N. Raines	368,700	202,785	438,458	1,009,943	36.51	63.49
Vice President – General Counsel and Secretary
Stanley P. Locke	262,254	118,014	303,828	684,096	38.34	61.66
Vice President – Business Development and Strategic Planning

We also consider total compensation levels at the median of industrial manufacturing companies with revenues within a reasonable range of our Company’s size. The Committee believes that targeting overall and individual elements of pay at the median of similarly sized industrial companies aligns our compensation practices with like companies and represents an appropriate comparative framework. Mr. Pileggi’s 2008 base salary and target bonus were at the median of the peer group. His long term incentive compensation was slightly above the median which placed his targeted total compensation slightly above the median of the peer group represented by industrial manufacturing firms of like size. We also took steps to structure each named executive’s compensation in a manner that we believe will help ensure the continuity of our Company’s leadership.

Our decisions concerning the specific 2008 compensation elements for Executive Officers were made within this framework. As noted above, in all cases we ultimately based specific decisions involving executive officer compensation upon our judgment about each individual named executive’s leadership performance and potential future contributions, as well as whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.

Elements of Executive Compensation

As described above, we intend that our executive compensation policies and programs include a combination of compensation elements that enable our Company to attract, motivate, reward, and retain executives of superior ability who are dedicated to the long-term interests of our investors. Each component of an executive’s compensation is presented, reviewed, and analyzed in the context of all components of the executive’s total compensation. Merit increases to base salary are tied to individual performance. Short-term incentive payouts are based on consolidated corporate performance. The value of long-term incentive payouts is directly related to changes in our Company’s stock price. Each of these components of executive compensation is described in greater detail below.

Base Salary

We set base salary for our CEO and our other named executive officers at levels that are intended to achieve two goals:

•	to be competitive with that paid in industries that we believe have financial, operational, and risk characteristics that are sufficiently similar to our Company to provide a reasonable basis for comparison; and

•	to provide a reasonable degree of financial security, opportunity, and flexibility in their financial affairs to those individuals who the Committee regards as adequately performing the duties associated with their positions.

In furtherance of these objectives, we establish a base salary range and salary midpoint based upon a salary grade evaluation for the CEO and other named executive officers that reflect the nature and scope of the executive’s duties. We also periodically, though not necessarily annually, review the salary levels of a sampling of comparable companies in the manufacturing sector as well as those in other industries that we believe provide a reasonable basis for comparison. Cooper Industries, Ltd., Hubbell Incorporated, and Rockwell Automation Corporation are among the comparable companies we use in our sample. These companies are among those reflected in our performance graph on page 17 of our 2008 Form 10-K. Also, data obtained from surveys conducted by Towers Perrin and Hewitt Associates, LLC, including a review of salary levels, was presented to and accepted by the Committee in December 2007. Although we do not attempt to specifically tie executive base pay to that offered by any particular sampling of industrial manufacturing companies, our review provides a useful gauge in administering our Company’s base compensation policy. We also exercise subjective judgment in view of our compensation objectives by considering the credentials, length of service, experience, and consistent performance of each of the named executive officers, relative to the range of executive compensation, when setting compensation levels for those executives. In December 2007, the Committee authorized a 12.5% increase in Mr. Pileggi’s base salary effective January 1, 2008. Messrs. Fluke, Hajj, Locke and Raines’ base salary adjustments were: 4.13%, 4.08%, 7.88% and 3.65%, respectively. In December 2008, Mr. Pileggi declined an increase in his base salary for 2009. Messrs, Fluke and Raines received base salary adjustments of 2.5%. As reported in our Form 8-K filed November 3, 2008, Mr. Hajj received an increase of 7.56% upon his appointment to Senior Vice President — Global Operations and Mr. Locke received an increase of 7.69% upon his appointment to Vice President — Business Development and Strategic Planning. Neither Mr. Hajj nor Mr. Locke received an increase for 2009.

Annual Incentive Compensation

Incentive compensation is earned pursuant to the Thomas & Betts Management Incentive Plan (“MIP”). For the CEO and other named executive officers included in the Summary Compensation Table, performance targets were established in January 2008. The performance targets had two criteria. The first criteria is consolidated earnings from continuing operations before interest, taxes, depreciation and amortization which is further adjusted under the Company’s custom and practice for share-based compensation, stock divestiture gains or losses, foreign exchange gains or losses, and unusual items such as asset impairment charges (collectively, “corporate EBITDA”). Corporate EBITDA comprised 75% of the 2008 performance target weighting. We selected corporate EBITDA as a criteria because it focuses management’s attention on operating profit while removing the impact of external market factors that are essentially outside the control of management. Working Capital (accounts receivable, plus inventory, minus accounts payable) as a percentage of sales is the second criteria which comprises the remaining 25% of the performance target weighting. We chose Working Capital as a criteria to emphasize efficient management of the Company’s capital resources. Each criteria has performance targets ranging from 25% to 200% of achievement. Upon the achievement of 100% of target, 100% of the incentives ranging from 45% to 100% of base salary are paid out. Until the minimum performance target is achieved, nothing is paid out. At achievement of the minimum target, 25% of the incentives are paid out. Alternatively, if the performance criteria targets are achieved and exceeded, at a specified threshold, incentives may be paid out up to a maximum of 200% of the applicable target percentage of base salary.

For fiscal year 2008, Mr. Pileggi had a target incentive of 100% of base salary; Mr. Fluke had a target of 70% of base salary; Mr. Hajj had a target of 60% of base salary; Mr. Raines had a target of 55% of base salary; and Mr. Locke had a target of 45% of base salary.

For fiscal year 2008, the actual attainment of corporate EBITDA for MIP purposes was $445,127,000; and the actual attainment of working capital as a percent of sales for MIP purposes was 13.2%. The total combined payout for all corporate employees covered under the MIP for 2008 was 107.2% of target, with the weighted corporate EBITDA calculation resulting in a 57.2% payout and weighted Working Capital calculation resulting in an additional 50% payout. The following table summarizes the incentive compensation earned by the named executive officers under the MIP for fiscal year 2008.

	Target as a%		(in thousands)							2008
	of Base			Minimum	Target	Maximum	Actual	% of MIP		Incentive	Payout/
	Salary	Criteria	Weight	25%	100%	200%	Results	Target		Earned	% of Salary

Dominic J. Pileggi	100%	Corporate EBITDA W/C% of Sales	75% 25%	$360,098 15.9%	$484,415 15.3%	$513,227 14.3%	$445,127 13.2%	57.2% 50.0%	}	107.2%	$962,326 107.2%
Kenneth W. Fluke	70%	Corporate EBITDA W/C% of Sales	75% 25%	$360,098 15.9%	$484,415 15.3%	$513,227 14.3%	$445,127 13.2%	57.2% 50.0%	}	107.2%	$321,627 75.0%
Imad Hajj	60%	Corporate EBITDA W/C% of Sales	75% 25%	$360,098 15.9%	$484,415 15.3%	$513,227 14.3%	$445,127 13.2%	57.2% 50.0%	}	107.2%	$231,752 64.3%
J.N. Raines	55%	Corporate EBITDA W/C% of Sales	75% 25%	$360,098 15.9%	$484,415 15.3%	$513,227 14.3%	$445,127 13.2%	57.2% 50.0%	}	107.2%	$217,386 59.0%
Stanley P. Locke	45%	Corporate EBITDA W/C% of Sales	75% 25%	$360,098 15.9%	$484,415 15.3%	$513,227 14.3%	$445,127 13.2%	57.2% 50.0%	}	107.2%	$126,511 48.2%

Long-Term Incentive Compensation

In 2008, targeted long-term compensation represented about 57% of the executives’ total targeted compensation taken as a group. The total value (as determined in accordance with SFAS No. 123R) of long-term compensation (restricted stock and stock options) awarded to each executive was based on the mid-point of their salary grade multiplied by a factor ranging from 109%, in the case of Mr. Locke, to 343%, in the case of Mr. Pileggi. The salary grade factors were developed based upon an evaluation of similar industrial manufacturing companies completed by our outside consultants. These factors are reviewed from time-to-time with the assistance of third party compensation consultants to help ensure they are appropriate.

In 2008, with the exception of Mr. Locke whose January 2008 awards were 45% in the form of restricted stock and 55% in the form of stock options, the Executive Officers were given 30% of the value of their long-term incentive compensation in the form of restricted stock awards and 70% in the form of stock option awards. The split was determined to be appropriate to accomplish the objectives of the long-term incentive program. In 2007, the long-term incentive compensation was 50% in the form of restricted stock awards and 50% in the form of stock option awards. The change in 2008 to a greater percentage of the long-term compensation being provided in the form of stock options provided an increased performance element to the compensation. The total value of the grant was determined based on competitive market data developed by our outside consultants.

A.	Restricted Stock Awards

Restricted stock awards, are an important element of our long-term compensation package to Executive Officers and others in that they are intended to provide an ownership interest in the Company. These awards have a retention element due to a cliff-vesting period of three years.

In January 2008, the Committee authorized the award of 122,909 shares of restricted stock under the Thomas & Betts Equity Compensation Plan (ECP) to 160 certain members of management, including the Executive Officers. These awards, were granted to provide an emphasis on longer-term financial performance that we consider to be important contributors to long-term shareholder value. Of the January 2008 grant, we awarded 22,347 shares of restricted stock to Mr. Pileggi 6,322 shares to Mr. Fluke and 2,969 shares each to Messrs, Hajj, Raines and Locke. The shares vest in 2011. In determining awards under the ECP, the Committee establishes for each executive officer an award value based on a target percentage of the midpoint of their salary grade. Shares of restricted stock are eligible to receive dividends, if any are paid.

In May 2008, the shareholders approved the Thomas & Betts Corporation 2008 Stock Incentive Plan (“the 2008 Plan”). To realign the grant of equity awards with the company’s budget planning and salary adjustments, the Committee approved moving the timing of awards from the Committee’s first quarter meeting to the fourth quarter meeting. Equity awards will henceforth be made in the fourth quarter of the year. In accordance with this decision, at its December 2008 meeting, the Committee approved the award of 309,642 shares of restricted stock to 169 certain members of management, including the Executive Officers. The December awards included 54,003 shares of restricted stock to Mr. Pileggi 15,277 shares to Mr. Fluke, 7,986 shares to Mr. Hajj and 7,174 shares each to Messrs, Raines and Locke. Restricted shares under the 2008 Plan vest in 3 years.

Pursuant to the 2008 Plan, the CEO is delegated authority to make awards to employees not subject to section 16(b) of the Exchange Act, subject to certain limitations.

B.	Stock Options

Our Company awards stock option grants as another important part of our long-term incentive compensation package. The option grants are intended to provide a significant form of equity compensation that will reward our Executive Officers and others for Company stock price appreciation while maintaining a continuing proprietary interest in our Company. The Committee authorizes all stock option grants to eligible employees. Scheduled grants were formerly made each year at the Committee’s first meeting. Unscheduled grants may be authorized by the Committee if the Committee determines additional grants are appropriate for our business purposes (for example, new hires, special projects, etc.). In determining grants under the ECP, the Committee establishes for each named executive an award value based on a target percentage of the midpoint of their salary grade. In December 2008, the Committee approved changing the schedule for grants to its fourth quarter meeting for the reasons described under the Restricted Stock section.

In January 2008, the Committee approved stock option grants under the ECP to 262 certain management personnel excluding the Executive Officers that aggregated 445,690 shares of common stock. This approximated 14.9% of the shares authorized to be awarded as stock options under the ECP. The stock options granted in January 2008 are subject to ratable vesting over a period of three years.

Pursuant to its approval of stock option grants under the ECP in January 2008, the Committee approved a stock option grant of 170,765 shares under the ECP to Mr. Pileggi. The terms of these stock option grants, as well as those for the restricted stock awards, are described in the Grants of Plan-Based Awards Table at page 34. Included in the January 2008 grants, the Committee approved the following grants to each named executive: 48,309 shares granted to Kenneth W. Fluke; 22,684 shares granted to Imad Hajj; 22,684 shares granted to J.N. Raines; and 10,713 shares granted to Stanley P. Locke. The grants to Executive Officers in the aggregate represented 9.2% of the shares of common stock authorized to be awarded as stock options under the ECP.

In conjunction with the rescheduling of timing for restricted stock awards in December 2008, the Committee also approved stock option grants totaling 1,434,797 shares to 282 certain management personnel. The awards, which vest ratably over three years, constitute 32% of the shares authorized under the 2008 Plan. Of the total awards, 320,376 shares were granted to Mr. Pileggi, 90,634 shares were granted to Mr. Fluke, 47,375 shares were granted to Mr. Hajj, 42,559 shares were granted to Mr. Raines and 29,491 shares were granted to Mr. Locke which totaled 12% of the common stock authorized to be awarded under the 2008 Plan. The stock options granted in December 2008 are subject to ratable vesting over a period of three years.

Defined Benefit Pension Plan

The Thomas & Betts Pension Plan provides all eligible employees with a pension benefit that is funded entirely by the Company. The benefit of each participant is accrued based on a funding formula computed by our independent actuaries, Hewitt Associates LLC. The basic formula, as provided in the plan, is 1.5% of a participant’s average monthly compensation multiplied by the participant’s years of credited service, then reduced by 50% of a participant’s primary social security benefit multiplied by the years of credited service divided by 35.

Employees of companies acquired on or after July 25, 2007 who were not active participants in a pension plan acquired by the Company are not eligible to participate in the Pension Plan. Effective January 1, 2008, the Pension Plan was amended to preclude participation to certain employees. The amendment, referred to as a “soft freeze”, precludes participation for: any employee hired after December 31, 2007; any employee hired prior to December 31, 2007 who does not complete 1,000 hours of service prior to December 31, 2008; and any employee who incurs a severance of employment and who is re-hired on or after January 1, 2008. We initiated the soft freeze because changes in the pension laws, and the volatility in financial markets have caused the Company’s costs in funding and maintaining the Pension Plan to become very unpredictable. Eligible Employees who are affected by the soft freeze, or who are otherwise precluded from participating in the Pension Plan, instead receive enhanced 401(k) benefits which are easier to manage and administer and represent more predictable costs.

Pursuant to the Thomas & Betts Pension Plan, a participant acquires a non-forfeitable benefit upon completing five years of vesting service. For participants hired prior to 60 years of age, the normal retirement age is 65. The amount of the pension benefit is based upon the participant’s years of credited service as defined by the plan, the participant’s average monthly compensation as defined by the plan and the participant’s primary social security benefit. Each participant’s pension benefit is calculated using two different formulae. The participant receives the larger benefit as calculated under the two formulae. The available forms of payment include: lump sum for benefits valued below a certain amount; single life annuity; qualified joint and survivor annuity with 120 months certain; 66 2/3% joint and survivor annuity with 120 months certain; life annuity with 120, 180 or 240 months certain or 120 monthly installments. The form of payment elected by the participant affects the amount of the benefit.

Supplemental Executive Retirement Payments

The Compensation Committee may also designate certain executives for participation in the Thomas & Betts Corporation Executive Retirement Plan (the “ERP”) in addition to their continued participation in the Thomas & Betts Pension Plan (see Pension Benefits Tables, page 38). The ERP provides additional retirement income and death benefit protection in recognition of the executive’s contribution in carrying out senior management responsibilities. In addition, the Committee believes the ERP assists in the retention of senior management due to its provisions limiting payment of benefits upon separation from service only upon attainment of both age and service thresholds. If a participant separates from service prior to attainment of both age and service thresholds, no benefit is paid unless the Committee exercises its discretion to do so. Messrs. Pileggi, Fluke, Hajj, Raines, and Locke have been designated by the Committee to participate in the Plan.

A participant is eligible to receive a retirement benefit under the plan upon completion of five or more years service, attainment of early retirement or normal retirement age as defined by the plan and termination of employment. The amount of the benefit is reduced by the amount of the benefit that is or would be payable pursuant to the Pension Plan. The available forms of payment include: 10 year certain and life, 100% joint and survivor annuity with 120 months certain or lump sum payment which is the default form. The form of payment elected by the participant affects the amount of the benefit.

Deferred Compensation Plans

We currently maintain the Thomas & Betts Supplemental Executive Investment Plan (“SEIP”), a nonqualified deferred compensation plan which permits key employees to voluntarily elect to defer the payment of up to 80% of their base salary and bonus. The SEIP investment funds are generally the same as those available to participants in the Thomas & Betts Employees’ Investment Plan (401(k) Plan); excluding an investment in the Company stock fund. SEIP Participants also elect, pursuant to the terms of the plan, the form and timing of their distributions from the plan. We make contributions to the SEIP up to a maximum of 5% of base salary and bonus, but do not provide any guarantees with respect to earnings deferrals under the plan or provide an above-market rate of return. The SEIP was implemented to provide selected key employees greater flexibility in structuring the timing of their compensation payments and, therefore, to motivate and ensure the retention of these employees. Effective January 1, 2008, the SEIP was amended to provide for a nonelective Company contribution for “Pension Ineligible” employees. The nonelective contribution is equal to 3% of total compensation as defined by the plan plus 2% of total compensation above the social security taxable wage base less the amount that would be contributed to the 401(k) plan and the SEIP using the same formula. The account balances of the named executive officers are set forth in the “Nonqualified Deferred Compensation Table” at page 39.

Other Components of Executive Compensation

We provide certain other forms of compensation and benefits to the CEO and the other named executive officers, including: life insurance, annual physical exams, excess liability coverage, an allowance for perquisites and 401(k) matching contributions. We also provide Mr. Pileggi with a Health Benefits Continuation Agreement which will provide Mr. Pileggi and his covered dependents with lifetime health benefits upon his qualifying retirement. The health benefits under the Health Benefits Continuation Agreement are the same benefits maintained by us for other active employees. We have reviewed these other components of compensation in relation to the total compensation of the CEO and the other named executive officers, and determined that they are reasonable and appropriate. The perquisite allowance is provided by the Company in lieu of specific perquisite benefits. It is intended to provide a competitive level of benefit in lieu of perquisites such as auto expenses, memberships and financial planning.

Stock Ownership and Retention Guidelines

At the recommendation of the Compensation Committee and the Nominating and Governance Committee, in December 2005, the Board adopted a stock ownership and retention policy in order to encourage our directors and executive officers to acquire and retain ownership of a significant number of shares of our Company’s common stock while they serve as directors or officers of our Company. The Compensation Committee and Board believe that equity ownership is a cornerstone of good corporate governance because directors and officers who own substantial equity positions in our Company generally are more proprietary in their approach to oversight and management of our Company than they would be if they had little or no stake in our Company. Equity ownership therefore helps to align the interests of our directors and officers with those of our Company and its other shareholders.

The stock ownership and retention guidelines for Nonemployee Directors and Executive Officers can be found in the Company’s Governance Guidelines which may be accessed at www.tnb.com. In summary, each nonemployee director must acquire and retain Company stock equal in value to three times the current annual retainer fee. The Nonemployee Directors have a three year grace period from the later of December 31, 2005 or their date of appointment to comply with the guidelines. With regard to executive officers, the CEO must acquire and retain Company stock equal in value to five times his current base salary. The other executive officers must acquire and retain Company stock equal in value to two times their current base salary. The CEO has a grace period of five years to accumulate his stock ownership, while the other executive officers must meet their ownership guideline in two years from the later of December 31, 2005 or their date of assuming the executive office. With regard to both nonemployee directors and executive officers, the combination of stock purchased in the market, stock acquired upon exercise of stock options, all vested and unvested stock awards and shares (or share equivalents) held in any Company-sponsored retirement plan, satisfy the ownership and retention guidelines; however, unexercised stock options are not counted toward this requirement. The stock value to be considered in calculating attainment of the guideline is a 365 day rolling average.

Chief Executive Compensation

Mr. Pileggi’s 2008 compensation consisted of base salary, annual incentive and long-term incentives. The Committee determined the level for each of these elements using methods consistent with those used for the other senior executives. The Committee discussed this determination with the Board. In 2008, Mr. Pileggi’s base salary was at an annual rate of $900,000. Mr. Pileggi’s total targeted compensation in 2008 was expected to be slightly above the median of total targeted compensation paid to chief executive officers of similarly sized industrial manufacturing companies. Mr. Pileggi’s target annual incentive is 100% of base salary and the maximum incentive payable is 200% of base salary. Mr. Pileggi earned an annual incentive payment for 2008 in the amount of $962,326 under the Management Incentive Plan. In January 2008, Mr. Pileggi received restricted stock awards of 22,347 shares and options to purchase 170,765 shares of the Company’s common stock. In December 2008, Mr. Pileggi received restricted stock awards of 54,003 shares and options to purchase 320,376 shares of the Company’s common stock. Due to the Compensation Committee’s decision to realign the granting of equity awards with the Company’s budget planning and salary adjustments which occur in the fourth quarter, there were two awards in 2008, the first occurring in the first quarter and the second occurring in the fourth quarter. Hereafter, annual grants will occur in the fourth quarter.

Annual Assessment of Executive Performance.

Our Corporate Governance Guidelines require an annual evaluation of the CEO’s performance. As part of this process, the Committee is responsible for conducting an independent assessment of the CEO’s performance that includes soliciting feedback from our Company’s directors. In December 2008, the Committee, in executive session, evaluated Mr. Pileggi’s performance with respect to leadership, strategic planning, financial goals and systems, financial results, succession planning, human resources, communications with shareholders, external and Board relations, and other responsibilities and key business objectives. We will continue to evaluate Mr. Pileggi on the basis of these responsibilities and objectives as part of our deliberations when considering any adjustments to Mr. Pileggi’s compensation.

Mr. Pileggi and the Committee annually evaluate the performance of the other named executive officers. In December 2008, they assessed each named executive officer’s performance considering all of their responsibilities in light of our key business objectives.

Limitations on Deductibility of Certain Compensation for Federal Income Tax Purposes

We generally seek to ensure that the compensation paid to our senior executives is deductible for federal income tax purposes. Our Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of our Company’s strategic goals and to enhance long-term shareholder value. We intend to attempt to structure our compensation programs such that compensation paid will be tax deductible by our Company whenever that is consistent with our Company’s compensation philosophy. The Compensation Committee intends to periodically review the potential impact of Code
Section 162(m) in structuring and administering our compensation programs.

Also, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m) of the Internal Revenue Code.

Compliance With Deferred Compensation Rules

Section 409A of the Internal Revenue Code (“409A”), generally changed the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Deferred compensation plans were amended prior to December 31, 2008 to satisfy full documentary compliance with the regulations under 409A. These amendments did not affect the material terms of the compensation provided under the plans.

SUMMARY COMPENSATION TABLE

This table shows the compensation earned by our Chief Executive Officer, Chief Financial Officer and the other three most highly paid named executive officers for 2008. For assumptions made in valuing and recognizing compensation expense of restricted stock awards and stock options, see Note 13 in the Notes to Consolidated Financial Statements in our 2008 Form 10-K, beginning on page 72; see Note 9 in the Notes to Consolidated Financial Statements in our 2007 Form 10-K, beginning on page 69; and Note 9 in the Notes to Consolidated Financial Statements in our 2006 Form 10-K, beginning on page 60.

							Change in
							Pension Value
						Non-Equity	& Nonqualified
				Stock	Option	Incentive Plan	Deferred Comp	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Dominic J. Pileggi	2008	897,692	—	1,138,102	4,892,345	962,326	1,152,846	187,617	9,230,928	*
Chairman and	2007	799,231	—	1,042,639	1,383,414	1,244,403	2,452,966	192,228	7,114,881
Chief Executive Officer	2006	759,135	—	818,055	1,628,477	1,209,302	3,620,694	172,671	8,208,334
Kenneth W. Fluke	2008	428,608	—	323,295	447,084	321,627	438,705	66,888	2,026,207	*
Senior Vice President and	2007	412,000	—	304,064	272,570	449,039	578,669	65,388	2,081,730
Chief Financial Officer	2006	377,750	—	242,812	219,937	468,032	512,254	61,644	1,882,429
Imad Hajj	2008	360,312	—	161,375	277,081	231,752	204,898	60,202	1,295,620	*
Senior Vice President –	2007	343,000	—	139,018	129,693	293,728	278,176	57,513	1,241,128
Global Operations	2006	308,923	—	87,767	109,115	300,736	1,198,719	46,950	2,052,210
J.N. Raines	2008	368,700	—	424,892	650,802	217,386	104,630	63,603	1,830,013	*
Vice President – General	2007	355,769	—	283,039	261,605	304,663	371,743	62,619	1,639,438
Counsel and Secretary	2006	343,808	—	172,727	291,575	334,697	274,971	53,047	1,470,825
Stanley P. Locke	2008	262,254	—	125,628	135,480	126,511	71,078	48,103	769,054	*
Vice President– Business	2007	240,673	—	110,781	100,110	168,628	76,330	46,207	742,729
Development and Strategic	2006	223,827	—	73,541	60,002	178,278	77,482	46,311	659,441
Planning

* Historically equity awards have been granted annually to named executive officers and other eligible employees at the first meeting of the year of the Compensation Committee. In December 2008, the Compensation Committee changed the schedule for equity awards to the Committee’s fourth quarter meeting to coincide with the Board’s review of the Company’s budget process and planning discussions. Accordingly, for the calendar year 2008, the CEO and other named executive officers, as well as all other eligible employees, received a restricted stock and stock option award on January 30, 2008 and a second restricted stock and stock option award on December 3, 2008.

As a consequence of changing the equity award timing, the amounts reflected in the above table as the stock award and option award components of executive compensation for 2008 were significantly impacted in relation to amounts reported for prior years. The impact on total compensation of moving the equity award grant date was as follows:

	December 3, 2008		2008
	Stock Award	Option Award	Impact
Name	($)	($)	($)

Dominic J. Pileggi	27,838	2,463,307	2,491,145	*
Kenneth W. Fluke	7,875	17,552	25,427	*
Imad Hajj	4,117	22,177	26,294	*
J.N. Raines	135,158	327,228	462,386	*
Stanley P. Locke	2,562	5,711	8,273	*

	177,550	2,835,975	3,013,525

Notes: The stock and option award amounts shown in the preceding tables represent the portion of the fair value of the awards that the Company recognized as compensation expense in respective years as reflected in the financial statements. Because Messrs. Pileggi and Raines are eligible for early retirement, and the terms of the stock option plan provide that options vest automatically upon retirement, the entire value of the award at the date of grant is recognized for both of them in the Option Awards column. The options are exercisable in one-third increments on each first, second and third anniversary of the date of grant. The amounts in the Non-

Equity Incentive Plan Compensation column represent amounts earned by each named executive officer under the Management Incentive Plan (“MIP”). The amounts represent 107.2% of target for Messrs. Pileggi, Fluke, Hajj, Raines and Locke. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column shows the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefit under the Company’s pension plans. There was no above market interest or other preferential earnings on nonqualified deferred compensation during 2008.

The following table reflects the shares awarded to each named executive officer in 2008.

	January 30, 2008		December 3, 2008
	Stock Award	Option Award	Stock Award	Option Award

Dominic J. Pileggi	22,347	170,765	54,003	320,376
Kenneth W. Fluke	6,322	48,309	15,277	90,634
Imad Hajj	2,969	22,684	7,986	47,375
J.N. Raines	2,969	22,684	7,174	42,559
Stanley P. Locke	2,676	10,713	4,971	29,491

The amounts reported under the “All Other Compensation” column are comprised of the following:

					Personal
				Insurance	Use of
	Perquisite	401(K)		Premium	Company
	Allowance	Match	SEIP Match	Reimbursements	Aircraft	Club Dues	Total
Name	($)	($)	($)	($)	($)	($)	($)

Dominic J. Pileggi	35,000	7,475	62,143	36,461	44,804	1,734	187,617
Kenneth W. Fluke	25,000	7,475	21,049	13,364	—	—	66,888
Imad Hajj	25,000	7,475	13,781	13,946	—	—	60,202
J.N. Raines	25,000	7,475	14,409	16,719	—	—	63,603
Stanley P. Locke	25,000	7,475	6,529	9,099	—	—	48,103

As previously discussed, we provide a lump sum perquisite allowance for use by the named executive officer, at his or her discretion, to pay for goods and services normally provided as executive perquisites.

Mr. Pileggi was reimbursed for taxes paid for personal use of the Company aircraft. The $44,804 amount includes the value of the reimbursed taxes ($15,818) and the value of his personal use of the aircraft ($28,986). The Company values personal aircraft usage as the incremental cost to the Company, which includes fuel, landing fees, maintenance and other expenses that would not have been incurred by the Company if the aircraft had not been used for personal travel.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table includes information about stock and option grants made to the named executive officers in 2008. Also included in this table is information about potential payouts under our non-equity incentive compensation plan, the Thomas & Betts Corporation Management Incentive Plan.

									All Other
								All Other	Option
								Stock	Awards:		Grant Date
								Awards:	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/Sh)	($)

Dominic J. Pileggi	1/30/2008	224,423	897,692	1,795,384				22,347		44.31	990,196
Chairman and	1/30/2008								170,765	44.31	2,413,900
Chief Executive Officer	12/3/2008							54,003		18.84	1,017,417
	12/3/2008								320,376	18.84	2,463,307

Kenneth W. Fluke	1/30/2008	75,007	300,026	600,052				6,322		44.31	280,128
Senior Vice President and	1/30/2008								48,309	44.31	682,886
Chief Financial Officer	12/3/2008							15,277		18.84	287,819
	12/3/2008								90,634	18.84	696,867

Imad Hajj	1/30/2008	54,047	216,187	432,374				2,969		44.31	131,556
Senior Vice President –	1/30/2008								22,684	44.31	320,656
Global Operations	12/3/2008							7,986		18.84	150,456
	12/3/2008								47,375	18.84	364,257

J.N. Raines	1/30/2008	50,696	202,785	405,570				2,969		44.31	131,556
Vice President – General	1/30/2008								22,684	44.31	320,656
Counsel and Secretary	12/3/2008							7,174		18.84	135,158
	12/3/2008								42,559	18.84	327,228

Stanley P. Locke	1/30/2008	29,504	118,014	236,028				2,676		44.31	118,574
Vice President – Business	1/30/2008								10,713	44.31	151,437
Development and Strategic	12/3/2008							4,971		18.84	93,654
Planning	12/3/2008								29,491	18.84	226,750

Notes: “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent the first threshold, target and maximum amounts that could be earned under the Management Incentive Plan (MIP) at targets established for each level. Each named executive officer had a target incentive amount that could be earned if the Company met the targets established for the MIP. Until the threshold performance is obtained, no incentive is earned. If the maximum performance is achieved, the named executive officer receives 200% of their target amounts.

Historically equity awards have been granted annually to named executive officers and other eligible employees at the first meeting of the year of the Compensation Committee. In December 2008, the Compensation Committee changed the schedule for equity awards to the Committee’s fourth quarter meeting to coincide with the Board’s review of the Company’s budget process and planning discussions. Accordingly, for the calendar year 2008, the CEO and other named executive officers, as well as all other eligible employees, received a restricted stock and stock option award on January 30, 2008 and a second restricted stock and stock option award on December 3, 2008. Option grants made on January 30, 2008 expire on January 30, 2018 and the Option grants made on December 3, 2008 expire on December 3, 2018. The Option grants made in January were under the Thomas & Betts Equity Compensation Plan and those made in December 2008 were made under the Thomas & Betts 2008 Stock Incentive Plan. “All Other Stock Awards” and “All Other Option Awards” columns include shares represented by the restricted stock and stock option awards, respectively, described in the Summary Compensation Table. The exercise price of the stock option awards is the closing price of the stock on the date of grant. The grant date fair value of option awards represents the grant date fair value of the equity awards computed in accordance with SFAS NO. 123R. The fair value of the restricted stock on the grant date of January 30, 2008 was $44.31 and the fair value of the restricted stock on the grant date of December 3, 2008 was $18.84.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE*

The table below reflects outstanding stock option awards which are either exercisable or unexercisable as of December 31, 2008 for each named executive officer. The table also indicates unvested and unearned stock awards assuming a market value of $24.02 per share (our closing market price on December 31, 2008).

	Option Awards**						Stock Awards***
			Equity							Equity
			Incentive							Incentive	Equity Incentive
			Plan							Plan Awards:	Plan Awards:
			Awards:						Market	Number of	Market or
	Number of	Number of	Number of				Number of		Value of	Unearned	Payout Value of
	Securities	Securities	Securities				Shares of		Shares or	Shares, Units	Unearned
	Underlying	Underlying	Underlying				Units of		Units of	or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised		Option	Option	Stock That		Stock That	Rights That	Other Rights
	Options	Options	Unearned		Exercise	Expiration	Have Not		Have Not	Have Not	That Have Not
Name	Exercisable (#)	Unexercisable (#)	Options (#)		Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)

Dominic J. Pileggi	77,232	—	—		20.02	2/4/2014	29,219	(21)	701,840	—	—
Chairman and	57,717	—	—		29.55	2/2/2015	23,902	(22)	574,126	—	—
Chief Executive Officer	45,452	22,726	—	(1)	44.72	2/1/2016	22,347	(23)	536,775	—	—
	22,471	44,941	—	(2)	47.89	1/31/2017	54,003	(24)	1,297,152	—	—
	—	170,765	—	(3)	44.31	1/30/2018	—		—	—	—
	—	320,376	—	(4)	18.84	12/3/2018	—		—	—	—
Kenneth W. Fluke	5,385	—	—		29.55	2/2/2015	7,681	(21)	184,498	—	—
Senior Vice President and	11,948	5,974	—	(5)	44.72	2/1/2016	7,372	(22)	177,075	—	—
Chief Financial Officer	6,931	13,861	—	(6)	47.89	1/31/2017	6,322	(23)	151,854	—	—
	—	48,309	—	(7)	44.31	1/30/2018	15,277	(24)	366,954	—	—
	—	90,634	—	(8)	18.84	12/3/2018	—		—	—	—

Imad Hajj	2,240	—	—		42.50	2/3/2009	3,148	(21)	75,615	—	—
Senior Vice President –	1,685	—	—		42.50	2/3/2009	4,500	(22)	108,090	—	—
Global Operations	8,277	—	—		29.03	2/2/2010	2,969	(23)	71,315	—	—
	20,000	—	—		21.68	6/5/2011	7,986	(24)	191,824	—	—
	5,852	—	—		29.55	2/2/2015	—		—	—	—
	4,897	2,448	—	(9)	44.72	2/1/2016	—		—	—	—
	4,231	8,462	—	(10)	47.89	1/31/2017	—		—	—	—
	—	22,684	—	(11)	44.31	1/30/2018	—		—	—	—
	—	47,375	—	(12)	18.84	12/3/2018	—		—	—	—
J.N. Raines	2,348	—	—		20.02	2/4/2014	5,501	(21)	132,134	—	—
Vice President – General	11,126	—	—		29.55	2/2/2015	4,500	(22)	108,090	—	—
Counsel and Secretary	8,558	4,279	—	(13)	44.72	2/1/2016	2,969	(23)	71,315	—	—
	4,231	8,462	—	(14)	47.89	1/31/2017	7,174	(24)	172,319	—	—
	—	22,684	—	(15)	44.31	1/30/2018	—		—	—	—
	—	42,559	—	(16)	18.84	12/3/2018	—		—	—	—

Stanley P. Locke	666	—	—		25.93	9/13/2014	3,148	(21)	75,615	—	—
Vice President – Business	1,950	—	—		29.55	2/2/2015	2,575	(22)	61,852	—	—
Development and	4,897	2,448	—	(17)	44.72	2/1/2016	2,676	(23)	64,278	—	—
Strategic Planning	2,421	4,841	—	(18)	47.89	1/31/2017	4,971	(24)	119,403	—	—
	—	10,713	—	(19)	44.31	1/30/2018	—		—	—	—
	—	29,491	—	(20)	18.84	12/3/2018	—		—	—	—

* In December 2008, the Compensation Committee changed the schedule for equity awards to the Committee’s fourth quarter meeting to coincide with the Board’s review of the Company’s budget process and planning discussions. Accordingly, for the calendar year 2008, the CEO and other named executive officers, as well as all other eligible employees, received a restricted stock and stock option award on January 30, 2008 and a second restricted stock and stock option award on December 3, 2008.

Notes: The shares are valued at the market value of $24.02, which is the closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2008. Option awards vest ratably over three years and expire ten years from the date of grant.

** As of December 31, 2008, the vesting dates of the outstanding and unvested option awards are:

(1)	22,276 shares vest 2/01/2009

(2)	22,471 shares vest 1/31/2009; and 22,470 shares vest 1/31/2010

(3)	56,922 shares vest 1/30/2009; 56,922 shares vest 1/30/2010; and 56,921 shares vest 1/30/2011

(4)	106,792 shares vest 12/03/2009; 106,792 shares vest 12/03/2010; and 106,792 shares vest 12/03/2011

(5)	5,974 shares vest 2/01/2009

(6)	6,931 shares vest 1/31/2009; and 6,930 shares vest 1/31/2010

(7)	16,103 shares vest 1/30/2009; 16,103 shares vest 1/30/2010; and 16,103 shares vest 1/30/2011

(8)	30,212 shares vest 12/03/2009; 30,211 shares vest 12/03/2010; and 30,211 shares vest 12/03/2011

(9)	2,448 shares vest 2/01/2009

(10)	4,231 shares vest 1/31/2009; and 4,231 shares vest 1/31/2010

(11)	7,562 shares vest 1/30/2009; 7,561 shares vest 1/30/2010; and 7,561 shares vest 1/30/2011

(12)	15,792 shares vest 12/03/2009; 15,792 shares vest 12/03/2010; and 15,791 shares vest 12/03/2011

(13)	4,279 shares vest 2/01/2009

(14)	4,231 shares vest 1/31/2009; and 4,231 shares vest 1/31/2010

(15)	7,562 shares vest 1/30/2009; 7,561 shares vest 1/30/2010; and 7,561 shares vest 1/30/2011

(16)	14,187 shares vest 12/03/2009; 14,186 shares vest 12/03/2010; and 14,186 shares vest 12/03/2011

(17)	2,448 shares vest 2/01/2009

(18)	2,421 shares vest 1/31/2009; and 2,420 shares vest 1/31/2010

(19)	3,571 shares vest 1/30/2009; 3,571 shares vest 1/30/2010; and 3,571 shares vest 1/30/2011

(20)	9,831 shares vest 12/03/2009; 9,830 shares vest 12/03/2010; and 9,830 shares vest 12/03/2011

*** Stock awards are vested and released three years from the date of grant. With regard to stock awards, participants have the option of making an IRS 83(b) election to have the shares taxed in the year of grant, an election to have shares withheld at vesting to pay the tax liability, or an election to pay the taxes in cash at vesting.

The vesting dates for the stock awards are:

(21)	Stock award shares will vest 2/02/2009

(22)	Stock award shares will vest 2/01/2010

(23)	Stock award shares will vest 1/30/2011

(24)	Stock award shares will vest 12/03/2011

OPTION EXERCISES AND STOCK VESTED TABLE

The table below shows information regarding options exercised and stock acquired on vesting of stock awards, respectively, during 2008 for the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Dominic J. Pileggi	—	—	24,736	1,126,972
Chairman and Chief Executive Officer
Kenneth W. Fluke	—	—	6,924	315,457
Senior Vice President and Chief Financial Officer
Imad Hajj	—	—	2,508	114,264
Senior Vice President – Global Operations
J.N. Raines	7,232	166,684	4,768	217,230
Vice President – General Counsel and Secretary
Stanley P. Locke	—	—	2,508	114,264
Vice President – Business Development and Strategic Planning

Notes: The “Number of Shares Acquired on Exercise” column of the “Option Awards” columns represent the shares of our stock acquired by the named executive officer through exercise of vested options under the Equity Compensation Plan (“ECP”). The “Value Realized on Exercise” column represents the spread between the exercise price and the share closing price on the date of exercise. The “Number of Shares Acquired on Vesting” column of the “Stock Awards” columns represent shares of our stock acquired by the named executive officer through vesting of restricted stock awards under the ECP. The “Value Realized on Vesting” column represents the Company’s stock price on the date of the release of the restriction.

PENSION BENEFITS TABLE

The table below lists the actuarial present value of the benefits accrued and payments received, during 2008 for each named executive officer under our Pension Plan and Executive Retirement Plan.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Dominic J. Pileggi	Thomas & Betts Pension Plan	24	488,760	—
Chairman and Chief Executive Officer	Thomas & Betts Corporation Executive Retirement Plan	29	15,005,393	—
Kenneth W. Fluke	Thomas & Betts Pension Plan	9	112,738	—
Senior Vice President and Chief Financial Officer	Thomas & Betts Corporation Executive Retirement Plan	14	2,443,687	—
Imad Hajj	Thomas & Betts Pension Plan	26	317,749	—
Senior Vice President – Global Operations	Thomas & Betts Corporation Executive Retirement Plan	26	1,760,582	—
J.N. Raines	Thomas & Betts Pension Plan	7	228,120	—
Vice President – General Counsel and Secretary	Thomas & Betts Corporation Executive Retirement Plan	12	2,017,471	—
Stanley P. Locke	Thomas & Betts Pension Plan	4	54,636	—
Vice President – Business Development and Strategic	Thomas & Betts Corporation Executive Retirement Plan	4	227,754	—
Planning

Notes: Messrs. Pileggi, Raines, and Fluke have received an additional 5 years credit for service and age under our Executive Retirement Plan (ERP) beyond their tenure. Messrs. Pileggi and Raines are vested participants under these plans. The other named executive officers are not yet vested participants.

Pursuant to The Thomas & Betts Pension Plan, a participant acquires a non-forfeitable benefit upon completing five years of vesting service. For participants hired prior to 60 years of age, the normal retirement age is 65. The amount of the pension benefit is based upon the participant’s years of credited service as defined by the plan, the participant’s average monthly compensation as defined by the plan and the participant’s primary social security benefit. Each participant’s pension benefit is calculated using two different formulae. The participant receives the larger benefit as calculated under the two formulae. The available forms of payment include: lump sum for benefits valued below a certain amount; single life annuity; qualified joint and survivor annuity with 120 months certain; 66 2/3% joint and survivor annuity with 120 months certain; life annuity with 120, 180, or 240 months certain or 120 monthly installments. The form of payment elected by the participant affects the amount of the benefit.

Pursuant to ERP, the normal retirement is age 65. Five years of credited service, attainment of early retirement or normal retirement age as defined by the plan and termination of employment are required for eligibility for a benefit. The available forms of payment include: 10 year certain and life, 100% joint and survivor annuity with 120 months certain or lump sum payment which is the default form. The form of payment elected by the participant affects the amount of the benefit.

Note: For assumptions associated with benefit plans, see Note 14 in the Notes to Consolidated Financial Statements in our Form 10-K beginning on page 77.

NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Dominic J. Pileggi	213,823	62,143	(673,262)	—	1,419,675
Chairman and
Chief Executive Officer
Kenneth W. Fluke	32,382	21,049	(112,791)	—	182,094
Senior Vice President and
Chief Financial Officer
Imad Hajj	52,269	13,781	(530,542)	—	807,292
Senior Vice President –
Global Operations
J.N. Raines	22,168	14,409	(208,617)	—	287,571
Vice President – General
Counsel and Secretary
Stanley P. Locke	10,044	6,529	926	—	49,341
Vice President – Business
Development and Strategic Planning

During 2008, executive officers deferred a portion of their 2008 salary and/or a portion of their 2007 incentive, paid in January 2008, into the Thomas & Betts Supplemental Executive Investment Plan (the “SEIP”). The SEIP allows highly compensated management employees to defer a portion of their salary and/or incentive into generally the same investment accounts that are available to participants in the Thomas & Betts 401(k) plan, excluding an investment in the Company stock fund. The SEIP allows the deferral of compensation that would otherwise not be permitted under the 401(k) Plan due to Internal Revenue Code limitations and limitations imposed by the 401(k) Plan itself. The executive officers can defer up to 80% of their salary and annual incentive. An irrevocable election is made by the participants prior to the beginning of the year. We also contribute a match of up to 5% of an employee’s compensation in excess of IRS limits to the SEIP. The matching amount is computed on the total of the SEIP deferral and an assumed 5% 401(k) deferral. The excess of the total amount over the maximum match attainable under the terms of the 401(k) Plan is contributed to the SEIP. In addition, a Pension Ineligible executive is entitled to receive a company nonelective contribution equal to 3% of total compensation as defined by the plan plus 2% of total compensation above the social security wage base less the amount that would be contributed to the 401(k) plan and the SEIP using the same formula. The “Aggregate Earnings in Last FY” column represents earnings and losses (including dividends and capital gains) on plan balances in 2008. SEIP balances are distributed only at termination in accordance with federal tax laws. The last column represents the year end balance of the SEIP.

The “Executive Contributions in Last FY” column reflects the named executive officer’s deferral of compensation earned. The “Registrant Contributions in Last FY” column reflects the Company’s match of a portion of the named executive officer’s contributions which exceed the 401(k) plan limits. The executive and registrant contributions are reflected in the Summary Compensation Table as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation.”

Potential Payments Upon Termination or Change-In-Control

We have agreements with each named executive officer providing benefits should the named executive officer’s employment be terminated within three years following a change-in-control as defined in the agreements. These agreements are intended to compensate for the uncertainty in a change-in-control and to encourage executive focus during a pivotal leadership period. The agreements for Dominic J. Pileggi and J.N. Raines provide for benefits if employment is terminated by the Company without cause (as defined by the agreement), or by the named executive officer for any reason after a change-in-control event. These

“single trigger” agreements were provided to Messrs. Pileggi and Raines at the time of their retention when the Company was experiencing significant legal and business challenges. The Committee determined that these conditions dictated the provision of the termination provisions for Messrs. Pileggi and Raines. The agreements for Kenneth W. Fluke, Imad Hajj, and Stanley P. Locke do not contain this provision as they were retained or promoted to their positions under different circumstances. The agreements for Messrs. Fluke, Hajj and Locke provide for benefits if employment is terminated by the Company without cause (as defined by the agreement), or by the named executive officer for good reason (as defined by the agreement) after a change-in-control event. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the named executive officer’s position; the diminution of the named executive officer’s position, authority, duties or responsibilities; failure to provide compensation and benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the named executive officer was employed immediately prior to the change-in-control; failure to require any successor to the company to assume and agree to perform the agreement; or by the named executive officer within a 30 day period following the one-year anniversary of the change-in-control. All agreements provide that a named executive officer’s employment may be terminated for cause, which is defined as the named executive officer’s conviction of, or plea of guilty, to a felony; or the willful engaging by the executive in gross misconduct which is materially and demonstrably injurious to the Company.

The following table lists in more detail the benefits each executive officer would have received at December 31, 2008 for a termination of employment after a change-in-control of the company.

				Vesting of
	Cash		Welfare Plan	Options & Stock	Retirement	Other	Excise Tax &
Name	Severance ($)	Bonus ($)	Benefits ($)	($)	Plan ($)	Payments ($)	Gross-Up ($)	Total ($)

Dominic J. Pileggi	6,538,206	1,244,402	147,955	4,769,441	1,095,243	160,846	0	13,956,093
Kenneth W. Fluke	2,766,096	468,032	75,231	1,349,865	4,216,240	68,513	1,840,491	10,784,468
Imad Hajj	2,129,211	300,737	78,715	692,247	3,445,047	88,431	1,474,415	8,208,803
J.N. Raines	2,186,091	334,697	52,144	704,315	554,765	60,609	0	3,892,621
Stanley P. Locke	1,449,834	178,278	63,940	473,910	784,318	39,462	923,652	3,913,394

Notes: The “Cash Severance” column represents a cash lump sum equal to three times the named executive officer’s annual compensation as defined in the agreement, comprised of annual salary, average bonus and perquisite allowance. The “Bonus” column represents the named executive officer’s average bonus, which is defined as the higher of the target bonus or the highest bonus paid to the named executive officer in respect of any of the five calendar years immediately prior to the calendar year in which the change-in-control occurs. The “Welfare Plan Benefits” column represents three years of additional health care and life insurance coverage. The “Vesting of Options and Stock” column represents full vesting of all of the named executive officer’s unvested stock options and restricted shares. The “Retirement Plan” column represents credit for an additional three years of age and service under our Executive Retirement Plan (“ERP”) and automatic eligibility for retirement under the plan. Messrs. Pileggi and Raines are already retirement eligible, and the change-in-control event would not result in any additional Retirement Plan benefits other than the three years of age and service. Their total ERP benefits after a change-in-control can be determined by totaling the amounts in the Retirement Plan column with their respective amounts in the Present Value of Accumulated Benefit column of the Pension Benefits Table. Messrs. Fluke, Hajj and Locke would be deemed retirees under the ERP by virtue of the change-in-control event. Therefore, the Retirement Plan column presents the total of all of their ERP benefits. The “Other Payments” column represents payment for accrued and unused vacation, outplacement services and unpaid salary through the date of termination. The “Excise Tax and Gross-Up” column represents additional payments to compensate the named executive officer for excise taxes and income taxes incurred due to the payment of the change in control payments. As of December 31, 2008, the change-in-control payments that would have been received by Messrs. Pileggi and Raines do not meet the definition of “Excess Parachute Payments” as defined in Section 208(G) of the Internal Revenue Code and would not have been subject to the excise tax or gross up.

All agreements require the former executive to acknowledge that any confidentiality agreement between the named executive officer and the Company remains in full force and effect and survives the termination of employment.

Potential Payments Upon Involuntary Termination

Upon involuntary termination of employment of a named executive officer, the Committee has the discretion to approve severance agreements and benefits for the named executive officer in light of practices at comparable companies. Any such agreement would be in lieu of a minimum severance benefit based on years of service with us. Also, a named executive officer would have 30, 60, or 90 days to exercise vested stock options after the date of termination depending on which of our equity compensation plans the options were granted under. The named executive officer would also receive any nonqualified deferred compensation as of the termination date subject to any applicable delays in accordance with the regulations under 409A. Our equity incentive plans provide for forfeiture of unvested stock options and stock awards, unless the Committee determines a waiver of the forfeiture is appropriate.

Potential Payments Upon Resignation or Retirement

Upon voluntary resignation, unless the Committee determines otherwise, a named executive officer would forfeit all outstanding annual cash incentive awards and unvested equity awards. A named executive officer would have 30, 60 or 90 days, depending on the plan under which the options were granted, following resignation to exercise vested stock options, and would receive any nonqualified deferred compensation as of the termination date.

In the case of retirement after one-half of the award period has elapsed, a pro rata portion of annual cash incentive awards shall be paid. All equity awards, except restricted stock awards, would immediately vest and the officer would have three or six years to exercise stock options, depending on the plan under which the options were granted. Exercises cannot occur within six months of the date of grant under our plans. Also, awards cannot be extended beyond their normal expiration date because of retirement. The named executive officer would also receive any pension benefits and nonqualified deferred compensation that are vested as of the retirement date subject to any applicable delays in accordance with the regulations under 409A.

Potential Payments Upon Death or Disability

In the event of total and permanent disability, a named executive officer would receive payment for all unpaid salary and unused vacation. The Committee has discretion to approve payment of incentives earned through the date of termination. Unvested stock options become immediately exercisable and the named executive officer has six years from the date of permanent disability to exercise outstanding options granted under the 1993 and 2001 Stock Option Plans and two years to exercise options granted under the Equity Compensation Plan (“ECP”) and the 2008 Stock Incentive Plan. However, in no event will an option remain exercisable for more than ten years from the date of grant. Restrictions lapse on unvested restricted stock in the case of total and permanent disability. If a named executive officer is totally and permanently disabled, service continues to accrue under the Thomas & Betts Pension Plan.

In the event of the death of the named executive officer, his beneficiary would receive payment for all unpaid salary and unused vacation. Under the Management Incentive Plan, if employment terminates due to death or disability after one-half of the award period has elapsed, a pro rata portion of the award shall be paid. Unvested stock options become immediately exercisable and the beneficiary of the named executive officer has three years from the date of death to exercise outstanding options granted under the 1993 and 2001 Stock Option Plans and one year to exercise options granted under the ECP and the 2008 Plan. However, in no event will an option remain exercisable for more than ten years from the date of grant. Restrictions lapse on unvested restricted stock in the case of death. If a named executive officer dies, is married on the date of death, and has a vested benefit, both the Thomas & Betts Pension Plan and the Executive Retirement Plan provide a pre-retirement death benefit.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

PROXY STATEMENT PROPOSALS

Our annual meeting of shareholders generally is held in April or May of each year. We will consider for inclusion in our proxy materials for the 2010 Annual Meeting, shareholder proposals that are received at our executive offices no later than November 6, 2009 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Proposals must be sent to our Secretary at Thomas & Betts Corporation, 8155 T&B Blvd., 4D-56, Memphis, Tennessee 38125.

Procedure for Nominations of Directors and Other Business for Presentation at the Annual Meeting

Pursuant to the Company’s bylaws, shareholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must have given timely notice thereof in writing to our Secretary. To be timely for the 2010 Annual Meeting of Shareholders, you must notify our Corporate Secretary, in writing, no later than the close of business on January 4, 2010.

Our bylaws specify the information to be included in this shareholder’s notice. A shareholder should submit the name, biographical data and qualifications of any suggested director candidate to the Secretary of the Company. The recommendation should be accompanied by the person’s written consent to be named as a candidate and, if nominated and elected, to serve as a director. A shareholder may obtain a copy of the bylaws by making a written request to the Secretary or from the Investors section of our website at www.tnb.com.

All shareholder director nominations submitted to the Secretary must be in accordance with the Company’s bylaws, the Tennessee corporations law and the federal securities laws. The Secretary will forward all shareholder nominations immediately to the Chairman of the Nominating and Governance Committee for consideration by the Committee.

Communicating with the Board of Directors

You may contact the Board of Directors or any committee of the Board of Directors by using any of the following methods:

•	Communications may be submitted in writing, in a sealed envelope, addressed to the Secretary of the Company. The Secretary will forward the sealed envelope to a non employee director designated by the Board of Directors to receive and address such communications. This procedure is described under the heading “Communications with the Board of Directors” in the Investors section of our website at www.tnb.com.

•	Anonymous communications may be submitted through the Secretary or the Company’s EmPower Line, a hotline operated by a third party, toll free at (888) 511-5093. Either the Secretary or the third party vendor will forward the submission to a non employee director designated by the Board of Directors to receive and address such communications.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the meeting other than that referred to herein. If any other business should properly come before the meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with his best judgment.

By Order of the Board of Directors,

J.N. RAINES
Secretary

Memphis, Tennessee
March 13, 2009

Thomas & Betts Corporation

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of voting by mail, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 6, 2009.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/tnb
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 — J.K. Hauswald	☐	☐	02 — D. Jernigan	☐	☐	03 — R.B. Kalich Sr.	☐	☐
	04 — K.R. Masterson	☐	☐	05 — D.J. Pileggi	☐	☐	06 — J.P. Richard	☐	☐
	07 — K.L. Roberg	☐	☐	08 — D.D. Stevens	☐	☐	09 — W.H. Waltrip	☐	☐
	10 — R.H. Rivers	☐	☐

		For	Against	Abstain
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

THOMAS & BETTS CORPORATION
Solicited on Behalf of the Board of Directors
ANNUAL MEETING OF SHAREHOLDERS — MAY 6, 2009— 8:00 a.m.
TPC Southwind,
3325 Club at Southwind, Memphis, Tennessee 38125
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Thomas & Betts Corporation

Notice of 2009 Annual Meeting of Shareholders
Your shares will be voted as recommended by the Board of Directors unless you indicate otherwise in which case they will be voted as marked. The undersigned hereby appoints KENNETH W. FLUKE and J.N. RAINES as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas & Betts Corporation held by the undersigned on March 6, 2009, at the Annual Meeting of Shareholders to be held on May 6, 2009, or any adjournment or postponement thereof.
You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
PLEASE VOTE PROMPTLY.

UNLESS YOU ARE VOTING BY TELEPHONE OR INTERNET, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IN THE ENCLOSED ENVELOPE.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)